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Reid Cox
Director of Investor Relations
& Business Development
(209) 926-3417
rcox@pacwest.com

Pac-West Telecomm Announces Settlement of Cash Tender Offer and Closing of Financing Transaction With Deutsche Bank

Stockton, CA – December 19, 2003 – Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of integrated communications services to service providers (SPs) and small and medium-sized enterprises (SMEs) in the western U.S., today announced the successful settlement of its previously announced cash tender offer and consent solicitation and closing of its previously announced $40.0 million debt and equity private placement financing with Deutsche Bank AG – London, acting through DB Advisors, LLC, as investment advisor.

Ravi Brar, Pac-West’s CFO, said, “We are pleased to have successfully concluded these transactions which we believe have strengthened Pac-West’s financial and competitive positions. We are also pleased to be partnering with Deutsche Bank, a world-class strategic partner who shares our vision and endorses our business model. These transactions are a continuation of the capital restructuring efforts undertaken over the past two years to reduce both our total amount and cost of debt. Pac-West has been at a competitive disadvantage to other telecom providers who have utilized bankruptcy proceedings to restructure debt loads. We are proud that we have been able to work with our bondholders and shareholders to achieve a more competitive capital structure, which in addition to the most comprehensive network in California, and industry leading Five-Star Customer Service levels, make Pac-West Telecomm and even more compelling alternative.”

In connection with the tender offer and consent solicitation, Pac-West purchased $59.0 million in aggregate principal amount of its Series B 13.5% Senior Notes due 2009. Following settlement of the tender offer and consent solicitation, Pac-West has been advised by the depositary for the tender offer and consent solicitation that it has remaining outstanding about $36.1 million in aggregate principal amount of its senior notes. In conjunction with the tender offer, Pac-West also solicited consents to effect certain proposed amendments to the indenture governing the senior notes. These amendments to the indenture governing the senior notes, which are now effective, eliminated most of the indenture’s principal restrictive covenants and amended certain other provisions contained in the indenture.

The financing transaction involved the purchase by Deutsche Bank of a floating rate, pay-in-kind senior secured note in the principal amount of $40.0 million, which will mature in 2006 but is extendable for up to an additional 18 months at the option of Deutsche Bank. The note, which is secured by Pac-West’s assets, will accrue interest at a rate equal to LIBOR plus 50 basis points. In addition, in the connection with the financing, Pac-West has granted to Deutsche Bank 3-year warrants to purchase 26,666,667 million shares of Pac-West’s common stock at an exercise price of $1.50 per share, the issuance of which were approved by Pac-West’s shareholders at a special meeting of the shareholders held on December 18, 2003. If Deutsche Bank extends the maturity date of the senior secured note, the term of the warrant will be extended to the same date. In addition, Pac-West granted to Deutsche Bank certain registration rights in connection with the issuance of the warrants.

UBS Securities LLC served as Dealer Manager in connection with the tender offer and consent solicitation and Georgeson Shareholder served as Information Agent in connection with the tender offer and consent solicitation and Solicitation Agent in connection with the proxy solicitation conducted with respect to the special meeting.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the notes. The tender offer and consent solicitation were made solely by means of the Offer to Purchase and Consent Solicitation Statement, dated October 30, 2003, as supplemented by the Supplement to Offer to Purchase and Consent Solicitation Statement, dated November 17, 2003.

About Pac-West Telecomm, Inc.

Founded in 1980, Pac-West Telecomm, Inc. (Nasdaq: PACW) is one of the largest competitive local exchange carriers headquartered in California. Pac-West’s network carries over 100 million minutes of voice and data traffic per day, and an estimated 20% of the dial-up Internet traffic in California. In addition to California, Pac-West has operations in Nevada, Washington, Arizona, and Oregon. For more information, please visit Pac-West’s website at www.pacwest.com.

About Deutsche Bank

With roughly EUR 851 billion in assets, and approximately 69,300 employees, Deutsche Bank offers its 13 million clients unparalleled financial services in 76 countries throughout the world. Deutsche Bank competes to be the leading global provider of financial solutions for demanding clients creating exceptional value for its shareholders and people.

Deutsche Bank ranks among the global leaders in corporate banking and securities, transaction banking, asset management, and private wealth management, and has a significant private and banking franchise in Germany and other selected countries in Continental Europe. For more information, please visit Deutsche Bank’s website at www.deutschebank.com.

Forward-Looking Statements

In this press release, our use of the words “outlook,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “likely,” “objective,” “plan,” “designed,” “goal,” “target,” and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2002, as filed with the SEC on March 31, 2003, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our substantial indebtedness; an inability to generate sufficient cash to service our indebtedness; the declining rate at which reciprocal compensation payments are determined; regulatory and legal uncertainty with respect to reciprocal compensation payments received by us; the inability to expand our business as a result of the unavailability of funds to do so; failure to successfully implement our restructuring plan; the possible delisting of our common shares from the Nasdaq SmallCap Market, adverse affects on our operations as a result of the covenants in our senior notes indenture; competition from the ILECs and other competitors and potential competitors, including those competitors with lower cost structures.

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